Exhibit 10.2








                  Memorandum of Understanding


     This Memorandum of Understanding ("Memorandum") between Bion Environmental Technologies, Inc. ("Company") and Duane Kennedy ("Employee) (collectively the "Parties") reflects the mutual understanding of the Parties of the terms of employment of the Employee by the Company.

1.  Employee's position shall be President, Bion Technologies and
BionSoil, Inc.

2.  Position is a regular, full time position.

3. Employee's performance will be reviewed no less than once per year with a view to making such increases in Employee's salary or declaring such bonuses or other benefits as may be warranted in light of factors considered pertinent.

4.  Position reports to the Chief Executive Officer.

5.  Compensation shall consist of:
     *  initial salary of $100,000 per year,
     * 3,000 shares of the Company's restricted and legended common stock per quarter at a deemed price per share of $6.00 per share, and,
     * an equity package made up of warrants to purchase stock in the Company in the future that contains both a short term and long term component.
          *  Short term, made up of warrants to purchase:
          40,000 shares at a price per share of $6.00 per share 40,000 shares at a price per share of $8.00 per share 40,000 shares at a price per share of $10.00 per share 40,000 shares at a price per share of $12.50 per share 40,000 shares at a price per share of $15.00 per share
     All warrants will be exercisable in whole or in partial quantities from the date of vesting to December 31, 2001 (unless extended by the Company). Warrants will vest 25% at the date of employment, and 25% at the end of each of the first through third full year of employment.
          *  Long term, made up of warrants to purchase:
          50,000 shares at a price per share of $15.00 per share 150,000 shares at a price per share of $20.00 per share
     All warrants will be exercisable in whole or in partial quantities from the date of vesting to December 31, 2001 (unless extended by the Company). Warrants will vest 33% at the end of each of first through third full years of employment.


6. On date of employment Employee shall be awarded an option under the Company's Fiscal Year 1994 Incentive Compensation Plan to purchase up to 50,000 shares of the Company's common stock at a price of $6.00 per share exercisable from date of employment through December 31, 1997.

7. The Company shall reimburse all direct expenses incurred on behalf of the Company upon submission of appropriate expense reports on the 15th and last day of the month. Expenses should be detailed to the extent required to meet IRS requirements. Additionally, the Company will reimburse storage fees for Employee from employment date until a determination has been made as the Employee's office location and Employee has established a residence in the office location. Company shall reimburse Employee for travel expenses for Employee and his spouse as appropriate during the time until Employee has established a residence in the office location.

8. The Company and Employee shall develop and implement an automobile reimbursement plan for appropriate employees of the Company within three months from date of employment.

9.   Employee  agrees to sign a standard Bion Technologies,  Inc.
Employee Confidential Information and Invention Agreement.

     By   consent  of  the  Parties  this  Memorandum  shall   be
incorporated in an Employment Agreement drafted by legal counsel at a later date.


Bion Environmental Technologies, Inc.


 /s/ Jon Northrop
Date: 1/8/97
Jon Northrop, C.E.O.



 /s/ Duane Kennedy
Date: 1/16/97
Duane Kennedy